FOR IMMEDIATE RELEASE

GWIN ANNOUNCES THE LARGEST MEDIA SPONSORSHIP DEAL IN THE COMPANY'S HISTORY

Las Vegas, NV--June 28, 2006 GWIN Inc. Chairman & CEO Wayne Allyn Root announced today the largest media sponsorship deal in Company history. ThePIGPoker.net has signed to be a title sponsor of GWIN's Television and Radio shows, "Wayne Allyn Root's WinningEDGE(TM)," airing on Saturday mornings starting September 9th. ThePIGPoker.net is a newly launched informational poker web site for fun, entertainment and prizes only, owned by Legendzsports, one of the largest private gaming companies in the world. ThePIGPoker.net is the newest venture by Legendz into the lucrative world of poker. The Agreement includes sponsorship of "Wayne Allyn Root's WinningEDGE" national TV and radio show as well as the poker sections of its web sites www.winningedge.com and www.ewinners.com. ThePIGPoker.net joins co-sponsor Hooters Casino Hotel Las Vegas, who continues its sponsorship of The WinningEDGE after a successful 2005 Season.

GWIN Chairman & CEO Wayne Allyn Root said, "This deal with ThePIGPoker.net is the largest sponsorship deal in GWIN history. And, it is a further indication that in addition to continuing to build our core sports handicapping services business, we are able to generate significant new revenue streams from media sponsorship and advertising partners. This sponsorship deal, combined with the Hooters Casino Hotel Las Vegas sponsorship, lends more credibility to the power and branding of our WinningEDGE(TM) products and personalities. When it comes to sports gambling advice and information, GWIN is clearly a global leader."

Said Legendz CEO Luke King. "Legendz is a big fan of Wayne Allyn Root and The WinningEDGE brand name and media properties. Wayne has been called "The King of Vegas" and "The Face of Las Vegas Gaming". His TV show "King of Vegas" and the upcoming release of his new book, "The King of Vegas' Guide to Gambling", reinforce Wayne as the most positive personality and brand name in gaming. We are excited to be able to work with him and The WinningEDGE to introduce our new ThePIGPoker.net product to American consumers. Poker is exploding in popularity and we believe attaching our new online poker information and entertainment site to a nationally recognized gaming personality like Wayne Allyn Root and The WinningEDGE is a winning formula."

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About GWIN
GWIN Inc. is America's only publicly traded sports handicapping company. GWIN specializes in developing and marketing sports handicapping advice and information via television (Wayne Allyn Root's Winning EDGE(TM)), radio, and the Internet (www.WinningEDGE.com) and producing sports and gaming programming. Safe Harbor Statement -- The above news release contains forward-looking statements. These statements are based on assumptions that the management of GWIN Inc. believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of GWIN Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. GWIN Inc. assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

____________
Contact:
GWIN Inc., Las Vegas
Douglas R. Miller, (702) 967-6000
www.winningedge.com